GE ANNOUNCES SECOND QUARTER 2023 RESULTS
Double-digit growth in orders, revenue, operating profit, and cash; raising 2023 guidance

Second quarter 2023:
•Total orders of $22.0B, +59%; organic orders +58%
•Total revenues (GAAP) of $16.7B, +18%; adjusted revenues* $15.9B, +19% organically*
•Profit margin (GAAP) of 8.3%, +1,510 bps; adjusted profit margin* 8.8%, +160 bps organically*
•Continuing EPS (GAAP) of $0.91, +$2.00; adjusted EPS* $0.68, +$0.32
•Cash from Operating Activities (GAAP) of $0.3B, $(0.2)B; free cash flow* $0.4B, +$0.2B

BOSTON — July 25, 2023 — GE (NYSE:GE) announced results today for the second quarter ending June 30, 2023.

GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, "GE's second-quarter performance was strong, building on our first-quarter momentum and marking a solid first half of the year. Orders and revenue grew double digits, led by robust services growth across our portfolio, increased demand at GE Aerospace and record Renewable Energy orders. Today, we are raising our full-year guidance as market strength and the lean transformation within our more focused businesses drive significant profit and cash improvement across GE.”

Culp continued, "GE Aerospace is growing rapidly, executing on the ramp for customers and building services strength, while GE Vernova advances toward its spin-off as Renewable Energy improves and Power continues to deliver. Each business has its own critical mission and focus. We’re increasingly operating as GE Aerospace and GE Vernova as we prepare to launch these two independent companies sometime in early 2024.”

The company continued to execute during the quarter:

GE Aerospace

•Delivered double-digit growth in orders, revenue, and operating profit year-over-year driven by commercial momentum and strength in services. Commercial Engines & Services improved LEAP output by 85% year-over-year and Commercial Services grew 31%. Defense orders more than doubled, and the team improved unit output by 74% year-over-year.

•Signed historic Memorandum of Understanding (MOU) with Hindustan Aeronautics Limited (HAL) to produce fighter jet engines for the Indian Air Force.

GE Vernova1

•Achieved record Renewable Energy orders of $8.3 billion and double-digit revenue growth of 24% led by higher equipment across Onshore Wind, Offshore Wind, and Grid, while Power delivered solid services orders and profit growth driven by continued productivity and price.

•Announced the commercial operation of Caithness Energy’s 1,875-megawatt Guernsey Power Station to support grid stability and the coal-to-gas transition in Ohio.

* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

Total Company Results
We present both GAAP and non-GAAP financial measures to provide investors with additional information. We believe that providing these non-GAAP financial measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 4-8 for explanations of why we use these non-GAAP financial measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended June 30			Six months ended June 30
Dollars in millions; per-share amounts in dollars, diluted	2023	2022	Year on Year	2023	2022	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$311	$490	(37)%	$465	$(434)	F
Continuing EPS	0.91	(1.09)	F	6.46	(2.25)	F
Net EPS	(0.02)	(0.86)	98%	6.68	(1.94)	F
Total Revenues	16,699	14,127	18%	31,185	26,802	16%
Profit Margin	8.3%	(6.8)%	1,510 bps	25.3%	(8.0)%	3,330 bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$415	$192	F	$517	$(976)	F
Adjusted EPS-b)	0.68	0.36	89%	0.95	0.26	F
Organic Revenues	15,919	13,376	19%	29,848	25,294	18%
Adjusted Profit-c)	1,396	1,018	37%	2,274	1,434	59%
Adjusted Profit Margin-c)	8.8%	7.6%	120 bps	7.7%	5.7%	200 bps
Adjusted Organic Profit Margin-c)	9.3%	7.7%	160 bps	8.2%	5.8%	240 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, separation cash expenditures, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items, with EFS on a net earnings basis

In addition, GE:
•Monetized approximately 32% of its stake in GE HealthCare for total proceeds of $2.2 billion.
•Plans to redeem all outstanding shares of Preferred Stock, for approximately $2.8 billion, on September 15, 2023, further simplifying GE's balance sheet and reducing financing costs.
•Repurchased approximately 3 million common shares for $0.3 billion in the quarter, with $1.4 billion remaining under the GE Board's prior authorization of common share repurchases of up to $3.0 billion.
•Incurred separation and related tax costs of $0.2 billion in the quarter, primarily related to separation and employee costs, costs to establish standalone functions and IT systems, professional fees, and other costs.
•Simplified legacy liabilities through actions to significantly reduce exposure to future losses at its run-off mortgage portfolio in Poland (Bank BPH), including approving adoption of a settlement program. In connection with these actions, GE recorded an additional charge in discontinued operations of $1.0 billion. No incremental cash contributions from GE to Bank BPH are required in connection with the charge.
•Recognized $0.2 billion of pre-tax charges, primarily related to Power, due to an expansion of U.S. sanctions related to the Russia and Ukraine conflict. GE's remaining net asset exposure to Russia is not material.

2023 Guidance
GE is raising 2023 guidance based on first-half performance and continued second-half strength, and now expects:
•Organic revenue* growth in the low-double-digit (LDD) range, up from the high-single-digit (HSD) range;
•Adjusted EPS* of $2.10 to $2.30, up from $1.70 to $2.00;
•Free cash flow* (FCF) of $4.1 to $4.6 billion, up from $3.6 to $4.2 billion.
In addition, GE is updating its business-specific guidance1 and now expects:
•GE Aerospace: High teens to 20% organic revenue* growth, up from mid-to-high teens; operating profit of $5.6 to $5.9 billion, up from $5.3 to $5.7 billion; and FCF* to be up year-over-year.
•GE Vernova: Mid-single-digit (MSD) organic revenue* growth, up from low-single-digit (LSD) to MSD; operating profit of $(0.4) to $(0.1) billion, up from $(0.6) to $(0.2) billion; and flat to slightly improved FCF*.
◦Renewable Energy: HSD organic revenue* growth, up from MSD; significantly better operating profit; and flat-to-improving FCF*.
◦Power: LSD organic revenue* growth; operating profit better year-over-year; and lower FCF*.
* Non-GAAP Financial Measure
1 Business-specific guidance is on a current GE-defined basis and does not reflect costs or other changes for standalone financials in connection with the planned GE Vernova spin-off. GE Vernova guidance reflects the sum of Renewable Energy and Power, without eliminations and Corporate adjustments.

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.
GE Aerospace

	Three months ended June 30			Six months ended June 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$9,451	$6,918	37%	$17,664	$14,124	25%
Revenues	7,860	6,127	28%	14,841	11,730	27%
Segment Profit/(Loss)	1,479	1,148	29%	2,805	2,057	36%
Segment Profit/(Loss) Margin	18.8%	18.7%	10 bps	18.9%	17.5%	140 bps
Orders of $9.5 billion increased 37% on a reported and organic basis, with strength in both Commercial Services and Defense. Revenues of $7.9 billion grew 28% on a reported and organic* basis, with equipment growing at double the rate of services. Both LEAP and Defense engine deliveries grew in the quarter. Commercial Services grew with strong external spare part sales and higher internal shop visits. Segment margin of 18.8% expanded by 10 basis points on a reported basis and contracted (30) basis points organically*. Volume, pricing net of inflation, and productivity were offset by unfavorable mix, increased investments, and the non-repeat of positive contract margin adjustments last year.

Renewable Energy
Part of GE Vernova1

	Three months ended June 30			Six months ended June 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$8,289	$3,109	F	$13,641	$5,901	F
Revenues	3,849	3,099	24%	6,687	5,970	12%
Segment Profit/(Loss)	(359)	(419)	14%	(773)	(853)	9%
Segment Profit/(Loss) Margin	(9.3)%	(13.5)%	420 bps	(11.6)%	(14.3)%	270 bps
Orders of $8.3 billion increased favorably on a reported and organic basis, led by higher equipment at Grid and Offshore Wind, as well as Onshore Wind in North America. Revenues of $3.8 billion increased 24% reported and 27% organically* driven by higher equipment deliveries across Wind and Grid businesses, with Offshore Wind revenues more than doubling year-over-year and up sequentially. Segment margin of (9.3)% improved by 420 basis points reported and 680 basis points organically*, from better price and productivity primarily at Onshore Wind and Grid, partially offset by pressure from Offshore Wind.

Power
Part of GE Vernova1

	Three months ended June 30			Six months ended June 30
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$4,348	$4,047	7%	$8,493	$8,203	4%
Revenues	4,152	4,202	(1)%	7,971	7,703	3%
Segment Profit/(Loss)	377	320	18%	453	383	18%
Segment Profit/(Loss) Margin	9.1%	7.6%	150 bps	5.7%	5.0%	70 bps
Orders of $4.3 billion grew 7% reported and organically with strength from transactional services at Gas Power. Revenues of $4.2 billion declined (1)% reported and (2)% organically*, as continued services growth and higher HA deliveries were primarily offset by lower aeroderivative shipments. Segment margin of 9.1% expanded 150 basis points reported and 120 basis points organically* driven by price, productivity, and higher contractual outage volume on heavy duty units more than offsetting inflation.
* Non-GAAP Financial Measure
1 GE's portfolio of energy businesses

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues, (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flows (FCF), and (4) guidance, specifically 2023 Adjusted EPS and 2023 FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended June 30	2023	2022	V%	2023	2022	V%	2023	2022	V bps
Aerospace (GAAP)	$7,860	$6,127	28%	$1,479	$1,148	29%	18.8%	18.7%	10 bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	2	(3)		38	7
Aerospace organic (Non-GAAP)	$7,858	$6,130	28%	$1,441	$1,142	26%	18.3%	18.6%	(30) bps

Renewable Energy (GAAP)	$3,849	$3,099	24%	$(359)	$(419)	14%	(9.3)%	(13.5)%	420 bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(78)	4		(74)	18
Renewable Energy organic (Non-GAAP)	$3,928	$3,095	27%	$(285)	$(437)	35%	(7.3)%	(14.1)%	680 bps

Power (GAAP)	$4,152	$4,202	(1)%	$377	$320	18%	9.1%	7.6%	150 bps
Less: acquisitions	31	—		(17)	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(20)	(15)		(10)	(44)
Power organic (Non-GAAP)	$4,141	$4,217	(2)%	$405	$364	11%	9.8%	8.6%	120 bps

* Non-GAAP Financial Measure

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenue			Segment profit (loss)			Profit margin
Six months ended June 30	2023	2022	V%	2023	2022	V%	2023	2022	V bps
Aerospace (GAAP)	$14,841	$11,730	27%	$2,805	$2,057	36%	18.9%	17.5%	140bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(3)	(4)		69	11
Aerospace organic (Non-GAAP)	$14,844	$11,734	27%	$2,736	$2,046	34%	18.4%	17.4%	100bps

Renewable Energy (GAAP)	$6,687	$5,970	12%	$(773)	$(853)	9%	(11.6)%	(14.3)%	270bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(237)	11		(96)	18
Renewable Energy organic (Non-GAAP)	$6,924	$5,959	16%	$(677)	$(870)	22%	(9.8)%	(14.6)%	480bps

Power (GAAP)	$7,971	$7,703	3%	$453	$383	18%	5.7%	5.0%	70bps
Less: acquisitions	31	—		(17)	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(87)	(31)		(47)	(64)
Power organic (Non-GAAP)	$8,028	$7,734	4%	$517	$447	16%	6.4%	5.8%	60bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2023	2022	V%	2023	2022	V%
Total revenues (GAAP)	$16,699	$14,127	18%	$31,185	$26,802	16%
Less: Insurance revenues	847	766		1,639	1,530
Adjusted revenues (Non-GAAP)	$15,852	$13,361	19%	$29,546	$25,272	17%
Less: acquisitions	31	—		31	1
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(98)	(14)		(333)	(24)
Organic revenues (Non-GAAP)	$15,919	$13,376	19%	$29,848	$25,294	18%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended June 30				Six months ended June 30
(In millions)	2023	2022	V%		2023	2022	V%
Total revenues (GAAP)	$16,699	$14,127	18%		$31,185	$26,802	16%
Less: Insurance revenues	847	766			1,639	1,530
Adjusted revenues (Non-GAAP)	$15,852	$13,361	19%		$29,546	$25,272	17%

Total costs and expenses (GAAP)	$16,001	$13,866	15%		$30,076	$27,770	8%
Less: Insurance cost and expenses	784	709			1,505	1,368
Less: interest and other financial charges	254	353			511	724
Less: non-operating benefit cost (income)	(402)	(101)			(787)	(206)
Less: restructuring & other	138	35			289	73
Less: separation costs	226	148			431	247
Less: Steam asset sale impairment	—	1			—	825
Less: Russia and Ukraine charges	190	—			190	230
Add: noncontrolling interests	4	7			(24)	21
Add: EFS benefit from taxes	(60)	(61)			(111)	(108)
Adjusted costs (Non-GAAP)	$14,755	$12,666	16%		$27,802	$24,421	14%

Other income (loss) (GAAP)	$692	$(1,227)	F		$6,773	$(1,178)	F
Less: gains (losses) on retained and sold ownership interests and other equity securities	356	(1,552)			6,262	(1,770)
Less: restructuring & other	—	—			—	3
Less: gains (losses) on purchases and sales of business interests	36	2			(19)	6
Adjusted other income (loss) (Non-GAAP)	$300	$323	(7)%		$530	$583	(9)%

Profit (loss) (GAAP)	$1,390	$(966)	F		$7,882	$(2,146)	F
Profit (loss) margin (GAAP)	8.3%	(6.8)%	1,510	bps	25.3%	(8.0)%	3,330bps

Adjusted profit (loss) (Non-GAAP)	$1,396	$1,018	37%		$2,274	$1,434	59%
Adjusted profit (loss) margin (Non-GAAP)	8.8%	7.6%	120	bps	7.7%	5.7%	200bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	Three months ended June 30				Six months ended June 30
(In millions)	2023	2022	V%		2023	2022	V%
Adjusted profit (loss) (Non-GAAP)	$1,396	$1,018	37%		$2,274	$1,434	59%
Less: acquisitions	(17)	—			(23)	(5)
Less: business dispositions	—	—			—	—
Less: foreign currency effect	(63)	(13)			(143)	(27)
Adjusted organic profit (loss) (Non-GAAP)	$1,477	$1,032	43%		$2,441	$1,466	67%

Adjusted profit (loss) margin (Non-GAAP)	8.8%	7.6%	120	bps	7.7%	5.7%	200bps
Adjusted organic profit (loss) margin (Non-GAAP)	9.3%	7.7%	160	bps	8.2%	5.8%	240bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP) (In millions, Per-share amounts in dollars)	Three months ended June 30				Six months ended June 30
	2023		2022		2023		2022
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP)	$996	$0.91	$(1,201)	$(1.09)	$7,091	$6.46	$(2,476)	$(2.25)
Insurance earnings (loss) (pre-tax)	64	0.06	60	0.05	135	0.12	168	0.15
Tax effect on Insurance earnings (loss)	(15)	(0.01)	(14)	(0.01)	(31)	(0.03)	(38)	(0.03)
Less: Insurance earnings (loss) (net of tax)	50	0.05	46	0.04	104	0.09	130	0.12
Earnings (loss) excluding Insurance (Non-GAAP)	$946	$0.86	$(1,246)	$(1.13)	$6,987	$6.37	$(2,606)	$(2.37)
Non-operating benefit (cost) income (pre-tax) (GAAP)	402	0.37	101	0.09	787	0.72	206	0.19
Tax effect on non-operating benefit (cost) income	(84)	(0.08)	(21)	(0.02)	(165)	(0.15)	(43)	(0.04)
Less: Non-operating benefit (cost) income (net of tax)	318	0.29	80	0.07	622	0.57	163	0.15
Gains (losses) on purchases and sales of business interests (pre-tax)	36	0.03	2	—	(19)	(0.02)	6	0.01
Tax effect on gains (losses) on purchases and sales of business interests	(17)	(0.02)	17	0.02	(15)	(0.01)	17	0.02
Less: Gains (losses) on purchases and sales of business interests (net of tax)	19	0.02	19	0.02	(34)	(0.03)	22	0.02
Gains (losses) on retained and sold ownership interests and other equity securities (pre-tax)	356	0.32	(1,552)	(1.41)	6,262	5.71	(1,770)	(1.61)
Tax effect on gains (losses) on retained and sold ownership interests and other equity securities(a)(b)	1	—	14	0.01	1	—	(6)	(0.01)
Less: Gains (losses) on retained and sold ownership interests and other equity securities (net of tax)	357	0.33	(1,537)	(1.40)	6,263	5.71	(1,776)	(1.62)
Restructuring & other (pre-tax)	(138)	(0.13)	(35)	(0.03)	(289)	(0.26)	(70)	(0.06)
Tax effect on restructuring & other	29	0.03	7	0.01	61	0.06	15	0.01
Less: Restructuring & other (net of tax)	(109)	(0.10)	(28)	(0.03)	(228)	(0.21)	(55)	(0.05)
Separation costs (pre-tax)	(226)	(0.21)	(148)	(0.14)	(431)	(0.39)	(247)	(0.23)
Tax effect on separation costs	35	0.03	16	0.01	(21)	(0.02)	(8)	(0.01)
Less: Separation costs (net of tax)	(192)	(0.17)	(132)	(0.12)	(453)	(0.41)	(256)	(0.23)
Steam asset sale impairment (pre-tax)	—	—	(1)	—	—	—	(825)	(0.75)
Tax effect on Steam asset sale impairment	—	—	—	—	—	—	84	0.08
Less: Steam asset sale impairment (net of tax)	—	—	(1)	—	—	—	(741)	(0.67)
Russia and Ukraine charges (pre-tax)	(190)	(0.17)	—	—	(190)	(0.17)	(230)	(0.21)
Tax effect on Russia and Ukraine charges	(5)	—	—	—	(5)	—	15	0.01
Less: Russia and Ukraine charges (net of tax)	(195)	(0.18)	—	—	(195)	(0.18)	(215)	(0.20)
Less: U.S. and foreign tax law change enactment	—	—	(37)	(0.03)	—	—	(37)	(0.03)
Less: Excise tax on preferred stock redemption	—	—	—	—	(30)	(0.03)	—	—
Adjusted earnings (loss) (Non-GAAP)	$748	$0.68	$391	$0.36	$1,042	$0.95	$289	$0.26

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained cost in Adjusted earnings* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2023.

* Non-GAAP Financial Measure

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2023	2022	V$	2023	2022	V$
CFOA (GAAP)	$311	$490	$(179)	$465	$(434)	$899
Less: Insurance CFOA	72	70		78	55
CFOA excluding Insurance (Non-GAAP)	$239	$420	$(181)	$387	$(489)	$877
Add: gross additions to property, plant and equipment and internal-use software	(364)	(287)		(663)	(549)
Less: separation cash expenditures	(372)	(10)		(576)	(12)
Less: Corporate restructuring cash expenditures	(75)	—		(108)	—
Less: taxes related to business sales	(93)	(50)		(109)	(50)
Free cash flows (Non-GAAP)	$415	$192	$223	$517	$(976)	$1,494

We believe investors may find it useful to compare free cash flows* performance without the effects of CFOA related to our run-off Insurance business, separation cash expenditures, Corporate restructuring cash expenditures (associated with the separation-related program announced in October 2022) and taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows.

2023 GUIDANCE: 2023 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2023 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in GE HealthCare and AerCap, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2023 GUIDANCE: 2023 FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flows* in 2023 without unreasonable effort due to the uncertainty of timing of taxes related to business sales.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about planned and potential transactions, including our plan to pursue a spin-off of our portfolio of energy businesses that are planned to be combined as GE Vernova; the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; impacts related to the COVID-19 pandemic; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•our success in executing planned and potential transactions, including our plan to pursue a spin-off of GE Vernova, and sales or other dispositions of our equity interests in AerCap Holdings N.V. (AerCap) and GE HealthCare, the timing for such transactions, the ability to satisfy any applicable pre-conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, perceived weakness or failures of banks, the value of securities and other financial assets (including our equity interests in AerCap and GE HealthCare), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, decreases in the rates of investment or economic growth globally or in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•the status of the ongoing recovery from the impact of the COVID-19 pandemic, including impacts of virus variants and resurgences, and of government, business and individual responses, and in particular any adverse impacts to the aviation industry and its participants;
•our capital allocation plans, including de-leveraging actions to reduce GE's indebtedness, the capital structures of the public companies that we plan to form from our businesses with the planned spin-off, the timing and amount of dividends, share repurchases, acquisitions, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital and liquidity needs associated with our financial services operations, including in connection with our run-off insurance operations and mortgage portfolio in Poland (Bank BPH), the amount and timing of any required capital contributions and any strategic actions that we may pursue;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as demand for air travel and other aviation industry dynamics; pricing, cost, volume and the timing of investment by customers or industry participants and other factors in renewable energy markets; conditions in key geographic markets; technology developments; and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the success at our Renewable Energy business in improving product quality and fleet availability, executing on cost reduction initiatives and other aspects of operational performance, as well as the performance of GE Aerospace amidst the ongoing market recovery;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including the impact of the Inflation Reduction Act and other policies), and the effects of tax law changes;

•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related costs and reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s LinkedIn and other social media accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com